Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement (this “Amendment”) is made and entered into as of December 20, 2012 between LookSmart, Ltd., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (“Rights Agent”).  Except as otherwise provided herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Rights Agreement dated as of August 23, 2012 between the Company and the Rights Agent (the “Agreement”).

WHEREAS, the Company and the Rights Agent are parties to the Agreement.

WHEREAS, pursuant to Section 27 of the Agreement, prior to the time at which any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall, if the Company so directs, amend any provision of the Agreement without approval of any holders of the Rights.

WHEREAS, no Person has yet become an Acquiring Person and, subject to and in accordance with the terms of this Amendment, the Company and the Rights Agent desire to amend the Agreement in certain respects, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to modify the Agreement as set forth below.

1.              Amendment to Section 1(b).  Section 1(b) of the Agreement, which sets forth the definition of “Acquiring Person,” shall be amended by adding the following new subsection (A)(vi) thereto, to follow subsection (A)(v) thereof:

or (vi) PEEK Investments LLC, a Delaware limited liability company (“PEEK”), and its Affiliates and Associates, if such Person becomes a Beneficial Owner of 15% or more of the Common Shares outstanding if such Person becomes such a Beneficial Owner solely as a result of PEEK commencing, announcing an intention to make, or accepting for purchase Common Shares pursuant to, a tender offer for Common Shares in exchange for an amount, in cash, equal to or greater than $1.00 per Common Share tendered, if consummated on or prior to 5:00 p.m. New York City time on January 14, 2013 (a “Qualifying Tender Offer”) until such time that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company) and shall then beneficially own more than 15% of the Common Shares then outstanding

2.             Amendment to Section 3(a)(ii).  Section 3(a)(ii) of the Agreement, which sets forth one of the methods for determining the occurrence of a “Distribution Date,” shall be amended by inserting the words “earlier or” into the first parenthetical of Section 3(a)(ii) so that the parenthetical reads as follows:

(or such earlier or later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person or may have been determined prior to the execution of this Agreement)

3.             Amendment to Section 3(a).  Section 3(a) of the Agreement, which sets forth the definition of “Distribution Date” and describes the issuance of Right Certificates, shall be further amended by inserting the following sentence at the end of that Section:

Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the commencement of, announcement of an intention to make or acceptance for purchase of Common Shares pursuant to, a Qualifying Tender Offer will not cause the occurrence of a Distribution Date.

4.             Amendment to Par Value References.  All references in the Agreement and the Exhibits thereto to “par value $0.01 per share” (including, for the avoidance of doubt, in the definition of “Common Shares” in Section 1(h) of the Agreement; in the definition of “Preferred Shares” and description of “Company’s Common Stock” in the form of Right Certificate in Exhibit A to the Agreement; and the definition of “Common Shares” in the Summary of Rights to Purchase Preferred Shares in Exhibit B to the Agreement) are hereby deleted in their entirety and replaced with the phrase “par value $0.001 per share”.

5.             Confirmation of the Rights Agreement.  Except as amended or modified hereby, all terms, covenants and conditions of the Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

6.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

7.             Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or PDF) and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page(s) follow(s)]

The parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LOOKSMART, LTD.

By:	/s/ William O’ Kelly
Name:	William O’Kelly
Title:	Senior Vice President Operations
and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY,
N.A., as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration